Exhibit 10.1

Philip D. Beck Chief Executive Officer philipbeck@ipsidy.com

March 6, 2020

Philip R. Broenniman

2130 Hermosa Drive

Boulder, Colorado 80304

Re:        Appointment as Non-Executive Director

Dear Philip:

I am pleased to be writing to you at the direction of the Board of Directors (“Board”) of Ipsidy Inc. (the “Company”) to confirm the terms of your appointment as a non-executive director. This letter shall take effect upon the passing of a Board Resolution formally approving your appointment.

The term of your directorship will extend until the first Annual Meeting of the Company’s Stockholders following your appointment, when you will be eligible for re-election by the stockholders, or until your earlier resignation. The Board intends to nominate you for election by the stockholders and therefore to include your information in the Company’s proxy statement for the forthcoming Annual Meeting, that will be held in the next three months.

1.	Role and duties

Non-executive directors have the same general legal responsibilities to the Company as any other director. The board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company’s affairs, with a particular focus on strategy, performance and risk. We would also expect you to be an ambassador for the Company and to promote its interests, when appropriate in your daily business activities.

You will be required to discharge the following specific functions and duties:

(a)	Attend quarterly board meetings and special board meetings at the Company’s head office in New York, or such other place, or by conference call on dates to be notified to you in advance;

(b)	Attendance at Board and Committee meetings by conference call will be generally available, but it is anticipated that the Board will have two full “in person” meetings per year with all directors present;

670 Long Beach Boulevard, • Long Beach, New York 11561 •. Tel +1 516 274 8700 •. www.ipsidy.com

Philip R. Broenniman Page 2 March 6, 2020

(c)	Attend the Company’s annual meeting of stockholders and any special meetings of stockholders, which may be called from time to time;

(d)	Carry out such other functions and duties as may reasonably be required of you from time to time.

As a director of a Company, which is a reporting Company in accordance with Securities & Exchange Commission (“SEC”) rules, you will be required to file reports of your interests in any securities of the Company and any acquisitions or disposals thereof, as well as various disclosures regarding your position in, agreements with and relations with the Company. The Company and our counsel will work with you to ensure all required reports and disclosures are filed in compliance with SEC rules.

I gather you may have already established a filing reference (or CIK) with the SEC, as a director or officer of another public reporting company. If so please provide us with the details, including the passcodes, so that our Edgar filing agent can make all necessary filings on your behalf, with your approval.

2.	Time commitment

By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the reasonable expectations of your role, including appropriate preparation time ahead of Board (and, if applicable, committee) meetings.

3.	Conflicts

It is accepted and acknowledged that you have business interests other than those of the Company and have declared any current conflicts of interest. In the event that you become aware of any potential or actual conflicts of interest these should be disclosed to the Chairman and Corporate Secretary as soon as possible.

4.	Compensation and Reimbursement of Expenses

In consideration for the performance of the duties outlined above, you will be entitled to compensation in accordance with the Company’s Compensation Policy for Non-Employee Directors, from time to time in force, including awards under the Company’s 2017 Incentive Stock Plan (the “Plan”). At the present time this comprises (a) an annual equity award having a market value on the date of grant of $72,000, subject to vesting over 12 months; and (b) cash compensation of $5,000 per annum for service on each committee of the Board.

It is envisaged that you will be asked to undertake additional services of a strategic nature on behalf of the Company and in particular assisting the CEO and Deputy Chairman, with their efforts in advancing strategic initiatives on behalf of the Company.

670 Long Beach Boulevard, • Long Beach, New York 11561 •. Tel +1 516 274 8700 •. www.ipsidy.com

Philip R. Broenniman Page 3 March 6, 2020

Therefore, upon your appointment you shall receive a grant of restricted stock for 1,500,000 shares of Common Stock of the Company, par value $0.0001 (“Shares”) pursuant to a Restricted Stock Purchase Agreement under which you shall purchase the Shares at par value subject to the following vesting criteria:

(1)	the occurrence of a Change of Control, (as defined below); or (2) the filing of Company’s Annual Report on Form 10K in any year, which report shows that the Company has achieved Adjusted EBITDA for the year, as reported therein, which is not less $10,000,000; or (3) the Company’s shares becoming listed on a national securities exchange and (x) if the Board determines that additional equity funding is required, the Company’s closing (whether at the time of listing or subsequent thereto) of a public offering of its equity, raising not less than $10,000,000 in gross proceeds in the aggregate, and (y) the Company achieving a valuation of not less than $125,000,000 which shall be satisfied either by the closing of the aforementioned public offering with an offering price which equates to a valuation of the Company, which is not less than $125,000,000; or (4) the Company’s shares achieving a closing price on such exchange on 10 trading days out of a period of 30 days, which when multiplied by the number of issued and outstanding shares of common stock which are so listed at such time equate to a market capitalization of the Company of not less than $125,000,000; or (5) the filing of an Annual Report on Form 10K, or a Quarterly Report on Form 10Q, showing that the Company has generated total revenue of not less than $20,000,000 during the 12 month period ending with the period to which the relevant report relates.

“Change of Control” means the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or the sale or disposition of all or substantially all of the Company’s assets, or consummation of any transaction, or series of related transactions, having similar effect (other than to a subsidiary of the Company), except if any such merger, consolidation or sale of assets as aforesaid occurs in circumstances of the liquidation of the Company pursuant to a bankruptcy or other insolvency proceeding.

All equity awards are issued subject to the terms of their respective grant and the terms and conditions of the Plan.

This is a contract for services and not a contract of employment, and as an independent contractor you will be paid your fees on a gross basis. You will be responsible for payment of all applicable Federal, State and local taxes on compensation received and all compensation shall be subject to reporting by the Company on an annual basis on Form 1099, as required by law.

In addition to your fees, you are entitled to be reimbursed any reasonable expenses incurred in attending meetings of the Board or of any committee of the Board, or of stockholder meetings, or otherwise on the business of the Company. The Company may require written evidence of such expenses to be provided and in certain cases prior approval. All expenses are subject to the Company’s expense policy.

670 Long Beach Boulevard, • Long Beach, New York 11561 •. Tel +1 516 274 8700 •. www.ipsidy.com

Philip R. Broenniman Page 4 March 6, 2020

5.	Termination

You are entitled to resign your membership on the Board or on any committee of the Board at any time. In addition, you agree to resign your directorship in the circumstances set forth in Section 6 below. Written notice of any such resignation should be given to the Chairman of the Board.

This Agreement will automatically terminate, without requirement of notice, upon the date of your resignation from the Board (including any resignation pursuant to Section 6 below), if you are removed from office by a resolution of the stockholders in accordance with the Company’s Bylaws and Delaware law, or if you are not re-nominated or re-elected to the Board, and you will not be entitled to any further compensation following the termination date in any of these events.

6.	Immediate vacation of office

You agree to resign your office as a director on the Board and on each committee of the Board immediately in the event of any of the following circumstances:

(a)	if you become prohibited by law from acting as a director;

(b)	if you are convicted of a felony or crime involving moral turpitude (excluding drunk driving unless combined with other aggravating circumstances or offenses) or fraud;

(c)	if you engage in gross misconduct which is materially detrimental to the reputation or business of the Company; provided that you shall first be entitled to receive notice from the board specifying such gross misconduct in reasonable detail, and shall have failed to cure or correct such gross misconduct within thirty (30) days of receiving such notice (unless such misconduct is of a nature that it is unable to be cured or corrected); or

(d)	if you willfully fail to comply in any material respect with the Company’s Confidentiality Agreement, Insider Trading Policy, Code of Ethics, Sexual Harassment Prevention Policy or any other reasonable policies of the Company where non-compliance would be materially detrimental to the Company; provided that you shall first be entitled to receive notice from the Board specifying such noncompliance in reasonable detail, and shall have failed to cure or correct such gross misconduct within thirty (30) days of receiving such notice (unless such non-compliance is of a nature that it is unable to be cured or corrected). I will have our General Counsel provide you with all relevant policies.

7.	Confidentiality

You acknowledge your duties of confidentiality and loyalty to the Company as a director of a Delaware corporation, and you agree to uphold such duties. In addition, you will be asked to execute a standard Confidentiality Agreement.

670 Long Beach Boulevard, • Long Beach, New York 11561 •. Tel +1 516 274 8700 •. www.ipsidy.com

Philip R. Broenniman Page 5 March 6, 2020

8.	Indemnification & Insurance

You shall be entitled to indemnification by the Company with respect to your services as a director, to the fullest extent permitted by law and under the Company’s Certificate of Incorporation and Bylaws. In addition, upon your appointment the Company will enter into a standard indemnification agreement with you.

You shall be covered under the Company’s directors’ and officers’ insurance policy, for so long as you remain a member of the Board. The Company shall continue to provide coverage to you under such policy for not less than twenty-four (24) months following your termination date on substantially the same terms of the policy in effect immediately prior to the termination date.

9.	Miscellaneous

This letter shall be governed by and construed in accordance with the law of the State of New York law and the courts, Federal and State, located in the State of New York shall have non-exclusive jurisdiction for all matters arising under it.

670 Long Beach Boulevard, • Long Beach, New York 11561 •. Tel +1 516 274 8700 •. www.ipsidy.com

Philip R. Broenniman Page 6 March 6, 2020

If this letter reflects the terms that we have agreed, please sign and return a copy of this letter to me.

Sincerely,

Ipsidy Inc.

/s/ Philip D. Beck
By: Philip D. Beck, Chairman and CEO

I hereby agree to act as a non-executive director of Ipsidy Inc. upon the terms contained in the letter of which this is a copy.

/s/ Philip R. Broenniman
PHILIP R. BROENNIMAN

Date: March 6, 2020

670 Long Beach Boulevard, • Long Beach, New York 11561 •. Tel +1 516 274 8700 •. www.ipsidy.com